SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2003

PMA Capital Corporation
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation)	000-22761 (Commission File Number)	23-2217932 (IRS Employer Identification No.)

1735 Market Street, Suite 2800 Philadelphia, Pennsylvania (Address of principal executive offices)	19103-7590 (Zip Code)

Registrant's telephone number, including area code:

(215) 665-5046

Not Applicable
(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure.

        As previously disclosed, in November 2003, we decided to exit from the reinsurance business, which was written through our wholly owned subsidiary, PMA Capital Insurance Company (“PMA Re”). As a result of discussions with the Pennsylvania Insurance Department, PMA Re has entered into a letter agreement with the Department, dated December 22, 2003. Pursuant to the agreement, PMA Re has agreed to request the Department’s prior approval of certain additional actions, including: entering into any new reinsurance contracts, treaties or agreements, except as may be required by law; making any payments, dividends or other distributions to, or engaging in any transactions with, any of PMA Re’s affiliates; making any withdrawal of monies from PMA Re’s bank accounts or making any disbursements, payments or transfers of assets in an amount exceeding five percent of the fair market value of PMA Re’s then aggregate cash and investments, which equaled $59.7 million as of September 30, 2003; incurring any debt, obligation or liability for borrowed money, pledging its assets or loaning monies to any person or entity (whether or not affiliated); appointing any new director or executive officer; or altering its or its Pennsylvania-domiciled insurance company subsidiaries’ ownership structure.

        In addition, PMA Re has agreed to engage an independent actuary, approved by the Department, to conduct actuarial assessments of it and its Pennsylvania-domiciled insurance subsidiaries’ (The PMA Insurance Group companies) loss reserves for 2003 and, as the Department deems necessary, each year thereafter. PMA Re has also agreed to provide the Department with certain financial and operating information, including: a monthly summary statutory financial report of its results of operations and the financial position; a plan for the satisfaction of its reinsurance liabilities that will contain projections for funding each year’s liabilities and that will be regularly reviewed and revised as necessary; a list of commutations of existing reinsurance contracts or treaties and their financial impact.

        The foregoing is a summary of certain terms of the letter agreement and is qualified in its entirety by the full text of the letter agreement, which is attached as Exhibit 99 hereto and incorporated herein by reference.

Item 7. Financial Statements and Exhibits.

        (c) The exhibit accompanying this report is listed in the Index to Exhibits on page E-1, which is incorporated herein by reference.

CAUTIONARY STATEMENTS

Except for historical information provided in this report, statements made throughout are forward-looking and contain information about financial results, economic conditions, trends and known uncertainties. Words such as “believes,” “estimates,” “anticipates,” “expects” or similar words are intended to identify forward-looking statements. These forward-looking statements are based on currently available financial, competitive and economic data and our current operating plans based on assumptions regarding future events. Our actual results could differ materially from those expected by our management. The factors that could cause actual results to vary materially, some of which are described with the forward-looking statements, include, but are not limited to:

•	our ability to effect an efficient withdrawal from the reinsurance business, including the commutation of reinsurance business with certain large ceding companies;
•	the effect on The PMA Insurance Group’s premium writings and profitability due to the downgrade of its financial strength rating by A.M. Best to B++;
•

the ability of the Company to have sufficient cash at the holding company to meet its debt service and other obligations, including any restrictions on receiving dividends from its insurance subsidiaries in an amount sufficient to meet such obligations;

•	the lowering or loss of one or more of the Company’s debt ratings, and the adverse impact that any such downgrade may have on our ability to raise capital and our liquidity and financial condition;
•	adequacy of reserves for claim liabilities;
•	adverse property and casualty loss development for events that we insured in prior years;
•	adequacy and collectibility of reinsurance that we purchased;
•

regulatory or tax changes, including changes in risk-based capital or other regulatory standards that affect the cost of, or demand for, our products or otherwise affect our ability to conduct business, including any future action with respect to our business taken by the Pennsylvania Insurance Department or other state insurance departments;

•	competitive conditions that may affect the level of rate adequacy related to the amount of risk undertaken and that may influence the sustainability of adequate rate changes;
•	ability to implement and maintain rate increases;
•	the effect of changes in workers’ compensation statutes and their administration, which may affect the rates that we can charge and the manner in which we administer claims;
•	our ability to predict and effectively manage claims related to insurance and reinsurance policies;
•	the uncertain nature of damage theories and loss amounts and the development of additional facts related to the attack on the World Trade Center;
•	uncertainty as to the price and availability of reinsurance on business we intend to write in the future, including reinsurance for terrorist acts;
•	severity of natural disasters and other catastrophes, including the impact of future acts of terrorism, in connection with insurance and reinsurance policies;
•	changes in general economic conditions, including the performance of financial markets, interest rates and the level of unemployment;
•	uncertainties related to possible terrorist activities or international hostilities; and

•	other factors disclosed from time to time in our most recent Forms 10-K and 10-Q filed with the Securities and Exchange Commission.

You should not place undue reliance on any such forward-looking statements. Unless otherwise stated, we disclaim any current intention to update forward-looking information and to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PMA Capital Corporation

Date: January 20, 2004	By: /s/ William E. Hitselberger
William E. Hitselberger
Senior Vice President, Chief Financial Officer and Treasurer

Index to Exhibits

Exhibit Number	Description	Method of Filing

99	Letter Agreement, dated December 22, 2003, between PMA Capital Insurance Company and the Pennsylvania Insurance Department.	Filed herewith